Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET REPORTS NET INCOME

OF $54 MILLION OR $.47 PER DILUTED SHARE

Results Include Approximately $16 Million Pretax Charge for Litigation Costs

Improvements in Health Plan MCR and TRICARE Highlight Results

LOS ANGELES, August 4, 2005 – Health Net, Inc. (NYSE: HNT) today announced 2005 second quarter net income per diluted share of $.47 compared with net income per diluted share of $.36 in the second quarter of 2004.

Included in the results for the second quarter of 2005 is the full effect of a $16,237,000 pretax charge, or $.08 per diluted share after tax, primarily consisting of $15.9 million for litigation costs associated with a case arising from the 1999 sale of three of the company’s health plan subsidiaries and $0.3 million for severance and related benefits associated with a workforce reduction announced in May 2004.

Health Net reported net income of $53,563,000 in the second quarter of 2005 compared to net income of $41,366,000 in the second quarter of 2004. The second quarter of 2004 included the full effect of a $17,402,000 pretax charge, or $.09 per diluted share after tax, for severance and related benefits for the workforce reduction.

The year-over-year improvement in net income was primarily the result of a lower health plan medical care ratio (MCR) and improved Government contracts pretax income.

“We believe this quarter represents a turning point for Health Net. The repricing of our commercial book is now complete and the new TRICARE option period shows the anticipated improvement in profitability from the first quarter,” said Jay Gellert, president and chief executive officer of Health Net.

Positive developments for the second quarter of 2005 included:

•	Health Net’s Health Plan MCR was 84.6 percent, a 140 basis point improvement compared to the 86.0 percent reported in the second quarter of 2004 and a 40 basis point improvement compared to the 85.0 percent reported in the first quarter of 2005;

•	Commercial revenue per member per month (PMPM) increased by more than 11 percent in the second quarter of 2005 compared to the second quarter of 2004, consistent with the company’s expectations;

•	The Government contracts cost ratio improved by 150 basis points in the second quarter of 2005 compared to the first quarter of 2005; and

•	Significant progress was made in strengthening statutory capital in its regulated entities.

Revenues

Health Net’s total revenues increased 3.5 percent in the second quarter of 2005 to $3,019,857,000 from $2,918,815,000 in the second quarter of 2004. Health plan services premiums declined 0.3 percent to $2,390,679,000 in the second quarter of 2005 compared to $2,398,943,000 in the second quarter of 2004, primarily as a result of lower health plan enrollment. In the second quarter of 2005, Health Net’s Government contracts revenue rose 21.1 percent from the second quarter of 2004, increasing by $106,339,000 to $610,656,000.

In the second quarter of 2005, the overall health plan revenue PMPM, including commercial, Medicare and Medicaid enrollment, rose 8.8 percent compared to the same period in 2004. Commercial premium yields climbed 11.4 percent compared to the second quarter of 2004.

“The premium yields we achieved in the second quarter of 2005 were consistent with our disciplined pricing,” said Buddy Piszel, executive vice president and chief financial officer of Health Net.

Total health plan enrollment fell by 24,000 members, or less than 0.7 percent, in the second quarter of 2005 compared to the first quarter of 2005. Medicare enrollment rose by approximately 1,600 members, while Medicaid enrollment increased by approximately 4,700 members. Commercial enrollment declined by 29,000 members in the second quarter of 2005 compared to the first quarter of 2005. Year-over-year, total health plan enrollment declined by 265,000 members, or 7.0 percent.

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, was down 1.2 percent in the second quarter of 2005 compared with the first quarter of 2005.

“We believe the commercial enrollment trend is stabilizing,” Piszel added, “and we are encouraged by the sequential growth in Medicare enrollment.”

Government contracts revenue increased by $113,946,000 in the second quarter of 2005 compared to the first quarter of 2005 and by $106,339,000 compared to the second quarter of 2004. “This increase reflects higher revenues for the second option period of our five-year TRICARE contract for the North Region. The increase also included continued high levels of private sector health care utilization due to overseas deployment of military health care personnel,” noted Piszel.

Health Care Costs

The health plan MCR decreased to 84.6 percent in the second quarter of 2005 from 86.0 percent in the second quarter of 2004. This decrease in the health plan MCR primarily reflects improvement in the commercial MCR.

Overall PMPM health plan health care costs rose by 7.1 percent in the second quarter of 2005 compared to the second quarter of 2004. Commercial health care cost PMPMs rose between 9 and 10 percent over the same period.

The Government contracts cost ratio rose by 10 basis points to 95.1 percent for the second quarter of 2005 compared to the second quarter of 2004 but decreased by 150 basis points compared to the first quarter of 2005. “We anticipated that this ratio would improve as we began the second option period,” Piszel noted. “We are pleased with the performance of our TRICARE operations.”

Administrative Expenses

In the second quarter of 2005, total general, administrative and depreciation expenses increased by $19,522,000 to $244,190,000 compared to expenses of $224,668,000 in the second quarter of 2004. “Our performance allowed us to expand our investment in Medicare and increase commercial marketing expenses,” commented Piszel.

Health Net’s selling expenses decreased by $3,911,000 to $56,082,000 in the second quarter of 2005 compared with $59,993,000 in the same period in 2004, consistent with the decline in Small Group and Individual enrollment over the same periods. The selling costs ratio was 2.3 percent for the second quarter of 2005, compared with 2.5 percent in the same period last year.

Balance Sheet Highlights

Cash and investments as of June 30, 2005 were $1,999,993,000 compared with $1,895,602,000 as of March 31, 2005.

Reserves for claims and other settlements decreased by $89,826,000 to $1,065,465,000 at June 30, 2005 from $1,155,291,000 at March 31, 2005. This decline was the result of $37 million in total provider settlement payments, lower at-risk enrollment and an acceleration in claims payments.

“We are seeing the effects of our recontracting efforts and operational improvements. The simpler provider contracts allow us to process more claims correctly the first time through and reduce inventories on hand,” noted Piszel. “As a result, our paid claims in the second quarter were more than $50 million higher than the first quarter of 2005. Recent experience confirms the strength of our level of reserves.”

Days claims payable (DCP), excluding provider settlement reserves and capitation expenses, increased by 0.4 day for the second quarter of 2005 to 60.3 days compared to 59.9 days for the first quarter of 2005. Including all reserves, DCP were 49.9 days for the second quarter of 2005 compared to 46.6 days in the second quarter of 2004. A table reconciling the calculation of DCP is attached to this release.

Debt increased by $11,678,000 from March 31, 2005 to $400,659,000 as of June 30, 2005, primarily due to the mark-to-market adjustment of the interest rate swap contracts on our senior notes. Despite this increase, the company’s debt-to-total capital ratio was 22.3 percent as of June 30, 2005 compared to 22.9 percent as of March 31, 2005.

Interest expense was $3,239,000 higher in the second quarter of 2005 compared to the second quarter of 2004 due to higher interest payments resulting from rating agency downgrades on our senior unsecured debt rating in the third quarter of 2004 and higher market interest rates in the second quarter of 2005 compared to rates in the second quarter of 2004.

Cash Flow

Operating cash flow was a negative $10,720,000 in the second quarter of 2005 compared to positive operating cash flow of $12,514,000 in the second quarter of 2004. The company noted that the payment of $37 million for provider settlements and a sequential increase in paid claims of more than $50 million contributed to the use of operating cash flow in the quarter.

Medicare

The company is the fifth largest Medicare Advantage contractor in the United States based on enrollment, with approximately 171,000 members in its Medicare Advantage plans. The company has filed to expand its Medicare Advantage plan to all counties in Connecticut, where it currently only provides service in Fairfield County. The company also has filed applications with the Centers for Medicare and Medicaid Services (CMS) to participate in the Medicare Part D prescription drug program, the stand-alone Part D drug benefit, and both local and regional Preferred Provider Organization (PPO) plans as part of the Medicare Modernization Act of 2003.

“We are excited about the opportunities in Medicare,” Gellert added, “and we’ll have more to say about our 2006 outlook after CMS announces the results of Part D applications later this summer.”

Outlook

Health Net believes its earnings per diluted share for the full year 2005 will be between $1.85 and $2.05, including the effect of charges related to litigation recorded in the first and second quarters of 2005. Excluding these charges, the full year earnings per diluted share range remains between $2.30 and $2.50.

The company’s effective tax rate in the second quarter of 2005 was 39.2 percent, and the company expects its tax rate to end the full year at 38.7 percent.

The company’s diluted shares outstanding have increased to over 114 million shares as of the second quarter of 2005, and the company expects diluted shares outstanding to exceed 116 million shares for the fourth quarter of 2005.

“This is more than 2 percent higher than our expectation at the beginning of the year,” stated Piszel.

Conference Call

As previously announced, Health Net will discuss the company’s second quarter 2005 results during a conference call with investors on Thursday, August 4, 2005, at approximately 11:00 a.m. EDT. To listen to the call, please dial 719.955.1568, code 8330914. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. The replay of the conference call will be available following the call on Thursday, August 4, 2005 through August 8, 2005, by dialing 719.457.0820, code 8330914. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the first quarter ended March 31, 2005, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.4 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s behavioral health services subsidiary, MHN, provides behavioral health, substance abuse and employee assistance programs (EAPs) to approximately 7.4 million individuals in various states, including the company’s own health plan members. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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[Six pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005
REVENUES:
Health plan services premiums	$2,398,943	$2,393,160	$2,363,786	$2,397,689	$2,390,679
Government contracts	504,317	525,783	487,823	496,710	610,656
Net investment income	13,818	14,750	14,378	15,763	17,213
Other income	1,737	1,540	1,606	1,583	1,309

Total revenues	2,918,815	2,935,233	2,867,593	2,911,745	3,019,857

EXPENSES:
Health plan services	2,062,277	2,022,870	2,221,404 (e)	2,036,873	2,023,174
Government contracts	478,927	501,628	466,138	479,974	580,685
General and administrative	214,244	207,187	235,564 (e)	215,227	233,723
Selling	59,993	60,410	56,137	57,273	56,082
Depreciation	10,424	10,487	10,532	11,556	10,467
Amortization	606	789	861	861	861
Interest	7,304	8,044	9,347	10,609	10,543

	2,833,775	2,811,415	2,999,983	2,812,373	2,915,535
Litigation, asset impairments and restructuring charges	17,402 (a)	5,172 (a)	10,319 (d)	67,042 (f)	16,237 (h)
Loss on sale of businesses	—	400 (b)	305 (c)	—	—

Total expenses	2,851,177	2,816,987	3,010,607	2,879,415	2,931,772

Income (loss) from continuing operations before income taxes	67,638	118,246	(143,014)	32,330	88,085
Income tax provision (benefit)	26,272	46,391	(57,385)	10,982 (g)	34,522

Net income (loss)	$41,366	$71,855	$(85,629)	21,348	53,563

Basic earnings (loss) per share	$0.37	$0.64	$(0.77)	$0.19	$0.48
Diluted earnings (loss) per share	$0.36	$0.64	$(0.77)	$0.19	$0.47
Weighted average shares outstanding:
Basic	112,574	111,440	110,844	111,544	112,451
Diluted	113,460	112,397	110,844	113,235	114,851
Health plan services MCR	86.0%	84.5%	94.0%	85.0%	84.6%
Government contracts cost ratio	95.0%	95.4%	95.6%	96.6%	95.1%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	9.4%	9.1%	10.4%	9.5%	10.2%
Selling costs ratio (Selling costs / HP serv rev)	2.5%	2.5%	2.4%	2.4%	2.3%
Days claims payable (i)	46.6	46.2	44.7	51.4	49.9
Days claims payable (excluding capitation and provider settlements) (i)	63.9	62.5	59.2	59.9	60.3
Effective tax rate	38.84%	39.23%	40.13%	33.97%	39.19%
Health plan services premiums PMPM	$215.98	$219.09	$222.30	$231.84	$235.03
Health plan services costs PMPM	$185.67	$185.19	$208.91	$196.96	$198.90

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005
ASSETS
Current Assets
Cash and cash equivalents	$467,565	$622,903	$722,102	$765,842	$939,057
Investments - available for sale	1,153,222	1,082,969	1,060,000	1,129,760	1,060,936
Premiums receivable, net	151,619	118,201	118,521	124,041	119,776
Amounts receivable under government contracts	128,960	136,335	129,483	134,447	139,540
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	—	114,618	173,951	216,740	184,214
Other receivables	93,920	102,494	92,435	82,401	89,437
Deferred taxes	40,652	41,162	98,659	106,150	100,277
Other assets	103,907	99,578	97,163	112,044	118,904

Total current assets	2,139,845	2,318,260	2,492,314	2,671,425	2,752,141
Property and equipment, net	186,570	185,291	184,643	183,176	103,314
Goodwill, net	723,595	723,595	723,595	723,595	723,595
Other intangible assets, net	21,505	22,716	21,855	20,993	20,132
Deferred taxes	41,868	18,327	23,737	24,917	26,941
Other noncurrent assets	282,258	249,912	207,050	163,732	148,647

Total Assets	$3,395,641	$3,518,101	$3,653,194	$3,787,838	$3,774,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,042,831	$990,240	$1,169,297	$1,155,291	$1,065,465
Health care and other costs payable under government contracts	216,816	201,494	119,219	128,570	131,909
IBNR health care costs payable under TRICARE North contract	—	114,618	173,951	216,740	184,214
Unearned premiums	85,894	78,832	139,766	115,859	97,038
Accounts payable and other liabilities	254,453	296,782	258,923	348,068	385,995

Total current liabilities	1,599,994	1,681,966	1,861,156	1,964,528	1,864,621
Senior notes payable	384,220	401,750	397,760	388,981	400,659
Other noncurrent liabilities	95,243	81,657	121,398	126,471	116,824

Total Liabilities	2,079,457	2,165,373	2,380,314	2,479,980	2,382,104

Stockholders’ Equity
Common stock and additional paid-in capital	798,432	805,426	811,426	834,412	857,513
Restricted common stock	5,855	6,483	7,188	7,859	7,505
Unearned compensation	(3,121)	(3,999)	(4,110)	(4,095)	(3,423)
Treasury common stock, at cost	(580,634)	(632,926)	(632,926)	(632,926)	(632,926)
Retained earnings	1,108,154	1,180,009	1,094,380	1,115,728	1,169,291
Accumulated other comprehensive loss	(12,502)	(2,265)	(3,078)	(13,120)	(5,294)

Total Stockholders’ Equity	1,316,184	1,352,728	1,272,880	1,307,858	1,392,666

Total Liabilities and Stockholders’ Equity	$3,395,641	$3,518,101	$3,653,194	$3,787,838	$3,774,770

Debt-to-Total Capital Ratio	22.6%	22.9%	23.8%	22.9%	22.3%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Second Quarter Ended June 30, 2004	Third Quarter Ended September 30, 2004	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$41,366	$71,855	$(85,629)	$21,348	$53,563
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	11,030	11,276	11,393	12,417	11,328
Loss on sale of businesses	—	400	305	—	—
Asset impairments	—	—	5,916	—	—
Other changes	1,518	546	2,803	3,189	3,100
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	24,839	26,356	60,614	(29,427)	(14,556)
Other receivables, deferred taxes and other assets	515	5,140	(96,872)	(6,685)	(14,336)
Amounts receivable/payable under government contracts	(24,438)	(22,697)	(75,423)	4,387	(1,754)
Reserves for claims and other settlements	(26,416)	(52,591)	179,057	(14,006)	(89,826)
Accounts payable and other liabilities	(15,900)	44,267	433	103,928	41,761

Net cash provided by (used in) operating activities	12,514	84,552	2,597	95,151	(10,720)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	65,320	79,438	12,751	23,090	184,483
Maturities of investments	84,102	30,632	47,171	13,777	38,653
Purchases of investments	(284,446)	(22,774)	(4,846)	(125,650)	(143,776)
Purchases / sales of property and equipment	(10,045)	(9,178)	(12,870)	(10,392)	71,954
Cash received (paid) from the sale of businesses	—	(400)	486	1,949	—
Sales and purchases of restricted investments and other	(84,552)	39,307	48,697	29,246	13,460

Net cash (used in) provided by investing activities	(229,621)	117,025	91,389	(67,980)	164,774

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	3,040	6,053	5,213	16,569	19,161
Repurchases of common stock	(3,150)	(52,292)	—	—	—

Net cash (used in) provided by financing activities	(110)	(46,239)	5,213	16,569	19,161

Net (decrease) increase in cash and cash equivalents	(217,217)	155,338	99,199	43,740	173,215
Cash and cash equivalents, beginning of period	684,782	467,565	622,903	722,102	765,842

Cash and cash equivalents, end of period	$467,565	$622,903	$722,102	$765,842	$939,057

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Pretax severance and related benefit costs related to our workforce reduction announced in May 2004.

(b)	Pretax $0.4 million additional loss on the sale of our Florida health plan resulting from the stock purchase and reinsurance settlement agreements dated September 30, 2004.

(c)	Pretax $0.3 million additional loss on the sale of Denticare and Vision subsidiaries.

(d)	Pretax $10.3 million asset impairments and restructuring charges due to the following:

$5.9 million asset impairment charge taken on certain investments and fixed assets

$2.7 million for severance and related benefit costs related to our workforce reduction announced in May 2004

$1.7 million for lease termination costs

(e)	Pretax $158 million provider dispute charge and related legal costs of $11 million.

(f)	Pretax $67.0 million litigation settlement and restructuring charges due to the following:

$65.6 million related to settlement of MDL physician-class lawsuit

$1.4 million for severance and related benefit costs related to our workforce reduction announced in May 2004

(g)	Includes $2.2 million of income tax benefit related to the sale of a small subsidiary.

(h)	Pretax $15.9 million charge representing total estimated legal defense costs associated with the AmCareco case $0.3 million for severance and related benefit costs related to our workforce reduction announced in May 2004

(i)	Health Net, Inc.

Calculation of Days Claims Payable (Excluding Capitation and Provider Settlements)

Dollars in Thousands

	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005
Reserve for Claims and Other Settlements	$1,042,831	$990,240	$1,169,297	$1,155,291	$1,065,465
Less: Capitation Payable and Provider Settlements	(62,104)	(72,968)	(203,753)	(169,733)	(132,795)

Adjusted Reserve for Claims and Other Settlements	$980,727	$917,272	$965,544	$985,558	$932,670

(1) Average Reserve for Claims and Other Settlements	$1,056,039	$1,016,536	$1,079,769	$1,162,294	$1,110,378

(2) Average Adjusted Reserve for Claims and Other Settlements	$999,948	$949,000	$941,408	$975,551	$959,114

(3) Health Plan Services Cost	2,062,277	2,022,870	2,221,404	2,036,873	2,023,174

Less: Capitation Expense and Provider Settlements	(637,331)	(626,795)	(757,496)	(571,593)	(576,367)

(4) Adjusted Health Plan Services Cost	$1,424,946	$1,396,075	$1,463,908	$1,465,280	$1,446,807
(5) Number of Days in Period	91	92	92	90	91

= (1) / (3) * (5) Days Claims Payable	46.6	46.2	44.7	51.4	49.9
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation & Provider Settlements)	63.9	62.5	59.2	59.9	60.3

HEALTH NET, INC.

Medical Covered Lives at June 30, 2005

(in Thousands)

	Commercial -Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	06/05	03/05	06/04	06/05	03/05	06/04	06/05	03/05	06/04	06/05	03/05	06/04	06/05	03/05	06/04
Arizona	66	66	71	52	54	54	119	120	125	—	—	—	119	120	125
California	1,104	1,113	1,170	413	433	515	1,517	1,546	1,685	7	7	3	1,524	1,552	1,688
Connecticut	181	182	200	35	38	44	216	220	244	69	48	51	285	268	296
New Jersey	67	71	122	90	98	135	157	169	257	18	18	18	176	188	274
New York	121	124	156	104	106	112	224	230	268	21	21	6	245	251	274
Oregon	102	103	95	35	34	33	138	137	128	1	1	—	138	138	128

Total	1,642	1,659	1,815	729	763	893	2,371	2,422	2,707	116	95	79	2,487	2,516	2,786

Year over Year		(10)%			(18)%			(12)%			47%			(11)%
Sequential		(1)%			(4)%			(2)%			22%			(1)%

	Medicare Risk			Medicaid			Health Plan Total
	06/05	03/05	06/04	06/05	03/05	06/04	06/05	03/05	06/04
Arizona	31	32	36	—	—	—	150	152	161
California	93	93	97	700	696	662	2,316	2,341	2,447
Connecticut	27	27	27	94	93	96	406	388	419
New Jersey	—	—	—	42	42	44	217	229	318
New York	6	6	5	—	—	—	251	256	280
Oregon	14	12	5	—	—	—	153	150	133

Total	171	169	170	836	831	803	3,493	3,517	3,758

Year over Year		1%			4%			(7)%
Sequential		1%			1%			(1)%

	06/05	03/05	06/04
TRICARE
Previous TRICARE Contracts **	—	—	1,477
North Contract ***	2,946	2,941	—

Total TRICARE	2,946	2,941	1,477

*	Commercial Large Group includes Medicare Supplement

**	Includes only Tricare eligible for which we have health care risk

***	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserve for Claims and Other Settlements

(In thousands)

	Health Plan Services
	6-Months Ended June 30, 2005	Year 2004	Year 2003
Reserve for claims (a), beginning of period	$794,614	$777,059	$787,317

Divested health plans (b)	—	—	(5,119)

Incurred claims related to:
Current Year	2,626,348	5,048,289	4,487,698
Prior Years (d)	(59,771)	8,769	(33,812)

Total Incurred (c )	2,566,577	5,057,058	4,453,886

Paid claims related to:
Current Year	1,987,220	4,286,929	3,738,599
Prior Years	598,095	752,574	720,426

Total Paid (c )	2,585,314	5,039,503	4,459,025

Reserve for claims (a), end of period	775,877	794,614	777,059
Add:
Claims Payable	200,447	288,331	167,361
Other (e)	89,141	86,352	80,130

Reserves for claims and other settlements, end of period	$1,065,465	$1,169,297	$1,024,550

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Adjustment for 2003 consists primarily of reductions in reserves for claims resulting from the sales of our dental and vision plans.

(c)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(d)	Our liabilities are estimated within a confidence level required under actuarial standards of practice. As such, a change in “incurred claims related to prior years” will be offset by maintaining a consistent level of confidence within the estimate of “incurred claims related to current years.” Therefore, a change, which is offset in this manner, would not indicate that health care services were lower than previously estimated.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.